Exhibit 99.1

FOR IMMEDIATE RELEASE

Sachem Capital Shareholders Re-elect Board

Vote on Proposal to Increase Authorized Capital Adjourned and Rescheduled for November 3, 2021

The Company encourages all shareholders who have not yet voted on Proposal 2 to do so by
11:59 PM EDT on November 2, 2021

Shareholders may vote their shares by calling InvestorCom at (877) 972-0090

Branford, Connecticut, October 13, 2021 -- Sachem Capital Corp. (NYSE American: SACH) today announced that its 2021 Annual Meeting of Shareholders (the “Annual Meeting”), scheduled for Wednesday, October 13, 2021 at 10:00 a.m. Eastern Daylight Saving Time, was convened on Proposals 1 (election of directors), 3 (advisory approval of the appointment of auditors) and 4 (advisory approval of executive compensation), each as set forth in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on September 10, 2021 (the “Proxy Statement”), all of which were approved. Details of the vote will be available in the Company’s Form 8-K reporting the voting results of the Annual Meeting to be filed with the Securities and Exchange Commission and will be available on the Company’s website upon filing.

The Company adjourned the Annual Meeting with respect to Proposal 2, to amend its certificate of incorporation to increase the number of authorized capital shares of the Company. Approval of more than 50% of all outstanding common shares of the Company, as of August 30, 2021, is necessary for Proposal 2 to be approved. The adjournment will allow shareholders additional time to vote and allow the company to continue to solicit additional votes on Proposal 2. The Annual Meeting will resume virtually via the internet at https://meetnow.global/MUUP4LY with respect to Proposal 2 on Wednesday, November 3, 2021 at 10:00 a.m., Eastern Daylight Saving Time.

The Company encourages all shareholders of record as of August 30, 2021 who have not yet voted on Proposal 2, or who voted against Proposal 2, to vote to approve Proposal 2, by 11:59 PM Eastern Daylight Saving Time on November 2, 2021. Shareholders of record may vote their shares by calling InvestorCom at (877) 972-0090.

About Sachem Capital Corp.

Sachem Capital Corp. specializes in originating, underwriting, funding, servicing, and managing a portfolio of first mortgage loans. It offers short-term (i.e., three years or less) secured, non-banking loans (sometimes referred to as “hard money” loans) to real estate investors to fund their acquisition, renovation, development, rehabilitation or improvement of properties located primarily in Connecticut. The company does not lend to owner occupants. The company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the company’s loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate. Each loan is also personally guaranteed by the principal(s) of the borrower, which guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The company also makes opportunistic real estate purchases apart from its lending activities. The company believes that it qualifies as a real estate investment trust (REIT) for federal income tax purposes and has elected to be taxed as a REIT beginning with its 2017 tax year.

Investor & Media Contact:

Crescendo Communications, LLC

Email: sach@crescendo-ir.com

Tel: (212) 671-1021